CUSIP NO. 90339M-10-4                   13G                   Page 1 of 8 Pages
---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. __ )1


                                U.S. VISION, INC.
                                (Name of Issuer)


                          Common Stock, Par Value $0.01
                         (Title of Class of Securities)


                                   90339M-10-4
                                 (CUSIP Number)

                                   ----------


--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 90339M-10-4                   13G                   Page 2 of 8 Pages
---------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Keystone Venture IV, L.P.
           23-2730115

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 534,613*
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 534,613*
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       534,613 shares of the Issuer's $.01 par value common stock.
       *Includes options to acquire 22,945 shares of the Issuer's common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                   Page 3 of 8 Pages
---------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Keystone Venture IV Management Company
           23-2730117

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 534,613*
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 534,613*
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       534,613 shares of the Issuer's $.01 par value common stock.
       *Includes options to acquire 22,945 shares of the Issuer's common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                   Page 4 of 8 Pages
---------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           KVM IV MCGP, Inc.
           23-2728157

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 534,613*
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 534,613*
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       534,613 shares of the Issuer's $.01 par value common stock.
       *Includes options to acquire 22,945 shares of the Issuer's common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - CO
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                   Page 5 of 8 Pages
---------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Keystone Venture II, L.P.
           23-2360258

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 534,613*
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 534,613*
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       534,613 shares of the Issuer's $.01 par value common stock.
       *Includes options to acquire 22,945 shares of the Issuer's common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                   Page 6 of 8 Pages
---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  U.S. Vision, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1 Harmon Drive
                  Blackwood, NJ  08012

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of: (a) Keystone Venture IV, L.P., a Pennsylvania limited partnership ("Keystone IV"); (b) Keystone Venture IV Management Company, a Pennsylvania limited partnership ("KVMC"); (c) KVM IV MCGP, Inc., a Pennsylvania S-corporation ("KVM IV"); and (d) Keystone Venture II, L.P., a Pennsylvania limited partnership ("Keystone II"). Keystone IV, KVMC, KVM IV and Keystone II are hereinafter collectively referred to as the "Reporting Persons." The general partner of Keystone IV is KVMC, and the general partner of KVMC is KVM
                  IV. As of December 31, 1997, Keystone IV and Keystone II owned of record 487,293 and 24,375 shares, respectively (the "Shares"), or 6.3% and 0.3%, respectively. Keystone II also holds options to acquire 22,945 shares of the Issuer's common stock. Mr. G. Kenneth Macrae, a director of the Issuer, is the President of KVM IV and the managing general partner of Keystone II. By virtue of the fact that Mr. Macrae is authorized to vote and dispose of the shares held by Keystone IV and Keystone II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares. Mr. Macrae disclaims beneficial ownership of the shares pursuant to Rule 13d-4.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The business address of each of the persons filing is:

                  1602 Market Street, 25th Floor
                  Philadelphia, PA  19103

Item 2(c).        Citizenship:

                  Keystone Venture IV, L.P. - Pennsylvania
                  Keystone Venture IV Management Company - Pennsylvania KVM IV MCGP, Inc. - Pennsylvania
                  Keystone Venture II, L.P. - Pennsylvania

CUSIP NO. 90339M-10-4                   13G                   Page 7 of 8 Pages
---------------------

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.01 par value

Item 2(e).        CUSIP Number.

                  90339M-10-4

Item 3. If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   Not Applicable

Item 4.  Ownership.

                  (a) Item 9 from each of pages 2, 3, 4 and 5 of this Schedule is incorporated by reference.
                  (b) Item 11 from each of pages 2, 3, 4 and 5 of this Schedule is incorporated by reference.
                  (c) Items 5-8 from each of pages 2, 3, 4 and 5 of this
                      Schedule are incorporated by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Items 2(a) and 4 on pages 6 and 7 of this Schedule are incorporated by reference.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                  Items 2(a) and 4 on pages 6 and 7 of this Schedule are incorporated by reference.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable

Item 10. Certification.

                  Not Applicable

CUSIP NO. 90339M-10-4                   13G                  Page 8 of 8 Pages
---------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:   February 5, 1998                Keystone Venture IV, L.P.
                                        By: Keystone Venture IV
                                              Management Company,
                                            its general partner
                                            By: KVM IV MCGP, Inc.,
                                                its general partner


                                                By: /s/ G. Kenneth Macrae
                                                    ---------------------------
                                                    G. Kenneth Macrae, President


Date:   February 5, 1998                Keystone Venture IV Management Company
                                        By: KVM IV MCGP, its general partner


                                            By: /s/ G. Kenneth Macrae
                                                -------------------------------
                                                G. Kenneth Macrae, President


Date:   February 5, 1998                KVM IV MCGP, Inc.


                                            By: /s/ G. Kenneth Macrae
                                                -------------------------------
                                                G. Kenneth Macrae, President


Date:   February 5, 1998                Keystone Venture II, L.P.


                                            By: /s/ G. Kenneth Macrae
                                               --------------------------------
                                               G. Kenneth Macrae,
                                               Managing Partner